Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3
(Form Type)

Aziyo Biologics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock	457(o)	(1)(2)	(1)(2)	(1)(3)	—	—
Fees to Be Paid	Equity	Class B common stock	457(o)	(1)(2)	(1)(2)	(1)(3)	—	—
Fees to Be Paid	Equity	Preferred stock	457(o)	(1)(2)	(1)(2)	(1)(3)	—	—
Fees to Be Paid	Debt	Debt Securities	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Warrants	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Units	457(o)	(1)	(1)	(1)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf		457(o)	(1)(2)	(1)(2)	$50,000,000(4)	0.0000927	$4,635
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$50,000,000	0.0000927	$4,635
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,635

(1)	There are being registered hereunder an unspecified number or aggregate principal amount (as applicable) of the registrant’s Class A common stock, Class B common stock, preferred stock, debt securities, warrants and units as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed the amount described in footnote (4) below. In addition, an unspecified number of additional shares of Class A common stock is being registered as may be issued from time to time upon conversion of any securities that are convertible into shares of Class A common stock or pursuant to any anti-dilution adjustments with respect to any such convertible securities.

(2)	Includes rights to acquire Class A common stock, Class B common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(3)	The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Class A common stock that are issued upon conversion of debt securities, preferred stock or Class B common stock or upon exercise of Class A common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $50,000,000.